UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2016 (June 21, 2016)

CRAWFORD & COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-10356	58-0506554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1001 Summit Blvd., Atlanta, Georgia		30319
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 300-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2016, Crawford & Company (“Crawford” or the “Company”) announced the appointment of Harsha V. Agadi (age 53) as President and Chief Executive Officer of Crawford. Mr. Agadi has been serving as the Interim President and Chief Executive Officer of the Company since August 2015.

Mr. Agadi also serves as Chairman and Chief Executive Officer of GHS Holdings LLC, an investing and restaurant consulting business, a position he has held since 2000. From February 2012 until August 2014 he served as Executive Chairman of Quiznos, LLC, a quick service sandwich chain. From August 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream LLC, a restaurant chain which provides sandwiches and ice cream desserts. From December 2004 until December 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. In addition to serving as a member of the board of directors of Crawford (the “Board”), Mr. Agadi also currently serves on the board of directors of Belmond, Ltd. and Diversified Foodservice Supply, Inc.

The Board and Mr. Agadi have agreed to the following terms in connection with Mr. Agadi’s appointment, to be more fully set out in an agreement to be entered into by Mr. Agadi and the Company. Mr. Agadi will serve as President and Chief Executive Officer for a term through March 31, 2018, with his service to be renewed for additional one-year periods unless advance notice of non-renewal is given. In exchange for such service, Mr. Agadi will be entitled to an annual salary of $700,000, subject to periodic review by the Compensation Committee of the Board (the “Committee”). Mr. Agadi will also be entitled to an annual cash incentive opportunity under the Company’s 2016 Management Team Incentive Compensation Plan with a target award of not less than 80% of his annual base salary. Mr. Agadi will also be entitled to participate in the Company’s long-term incentive plan, administered under the Company’s 2016 Omnibus Stock and Incentive Plan, or any successor plan, with an award opportunity of not less than 100% of his base salary. Both such award opportunities, including amounts and metrics, will be determined by the Committee.

The Board also authorized the grant, subject to Committee approval and subject to the terms of the Company’s 2016 Omnibus Stock and Incentive Plan, of an option to purchase 100,000 shares of Class A common stock of the Company at a per share exercise price of $9.00 per share and an option to purchase 100,000 shares of Class A common stock of the Company at a per share exercise price of $10.00 per share. The option awards shall vest as determined by the Committee, and expire ten years from the date of grant.

Mr. Agadi will also be entitled to such other compensation and benefits as are in conformity with Company policy for senior executives, including a car allowance, as approved by the Committee.

If Mr. Agadi is (i) terminated without cause (which shall include a material diminution in his duties or compensation), including such a termination following a change of control of the Company; or (ii) his employment is not renewed by the Company prior to February 1, 2020 (without cause), Mr. Agadi will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. If his employment is not renewed by the Company (without cause) on or after February 1, 2020, Mr. Agadi will be entitled to 50% of the salary amount set out above (i.e., 9 months) plus a pro rata cash bonus for the year of his termination. In the event Mr. Agadi’s employment is not renewed as a result of his retirement, no severance amounts shall be paid.

Any such payments will be conditioned on Mr. Agadi entering into a separate and mutually acceptable agreement with the Company, which agreement will contain a general release of the Company and covenants restricting solicitation of clients and employees for up to 18 months following his departure.

The press release issued by the Company on June 21, 2016 announcing Mr. Agadi’s appointment is attached hereto as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Exhibits. The following exhibit is filed with this Report:

Exhibit No.	Description

99.1	Press release dated June 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY

By:	/s/ Allen W. Nelson
Name:	Allen W. Nelson
Title:	Executive Vice President - General Counsel & Corporate Secretary

Date: June 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 21, 2016